                                                                     Exhibit 2.1
                                                                     -----------





                    STOCK PURCHASE AND NON-COMPETE AGREEMENT


                                   dated as of


                                  May 18, 1998,


                                      among




                                PC & PARTS, INC.,


                                ITS SHAREHOLDERS,


                                  BRIAN BERGER


                                       and


                                CABLE LINK, INC.

                                TABLE OF CONTENTS
                                -----------------


ARTICLE I  DEFINITIONS/PURCHASE AND SALE/CLOSING..................................................................1
     Section 1.1.  Definitions....................................................................................1
     Section 1.2.  Transfer of Stock by Sellers...................................................................9
     Section 1.3.  Purchase of the Stock by CLI/Purchase Price....................................................9
     Section 1.4.  The Closing...................................................................................10
     Section 1.5.  Deliveries by CLI.............................................................................10
     Section 1.6.  Deliveries by Sellers.........................................................................10
     Section 1.7.  Closing Balance Sheet; Calculations; Disputes.................................................11
     Section 1.8.  Repayment of Indebtedness.....................................................................13
     Section 1.9.  Identification of Amount of Split-Period Accrual on Closing Balance Sheet.....................13
     Section 1.10.  Operation of Business After Effective Date...................................................13
ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SELLING GROUP......................................................13
     Section 2.1.  Organization and Related Matters..............................................................13
     Section 2.2.  Stock.........................................................................................14
     Section 2.3.  Financial Statements; Changes; Contingencies..................................................14
     Section 2.4.  Tax and Other Returns and Reports.............................................................16
     Section 2.5.  Contracts.....................................................................................18
     Section 2.6.  Real and Personal Property; Title to Property; Leases.........................................19
     Section 2.7.  Authorization; No Conflicts...................................................................20
     Section 2.8.  Legal Proceedings.............................................................................21
     Section 2.9.  Permits.......................................................................................21
     Section 2.10.  Compliance with Law..........................................................................21
     Section 2.11.  Dividends and Other Distributions............................................................22
     Section 2.12.  Employee Matters and ERISA...................................................................22
     Section 2.13.  No Brokers or Finders........................................................................23
     Section 2.14.  No Material Adverse Changes..................................................................23
     Section 2.16.  Certain Interests............................................................................23
     Section 2.17.  Marks, Intellectual Property.................................................................24
     Section 2.18.  Insurance....................................................................................24
     Section 2.19.  Environmental Matters........................................................................24
     Section 2.20.  Disclosure Schedule, Deliveries..............................................................25
     Section 2.21.  Suppliers and Customers......................................................................25
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF BUYERS............................................................25
     Section 3.1.  Representations and Warranties of CLI.........................................................25
     Section 3.2.  Representations and Warranties of Berger......................................................26
     Section 3.3.  Representations of Buyers.....................................................................27
ARTICLE IV  INDEMNIFICATION......................................................................................28
     Section 4.1.  By Sellers....................................................................................28
     Section 4.2.  By Buyers.....................................................................................28
     Section 4.3.  Limitations...................................................................................29
     Section 4.4.  Survival......................................................................................29

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

     Section 4.5.  Procedures....................................................................................29
     Section 4.6.  Exclusive Remedy..............................................................................30
ARTICLE V  ADDITIONAL CONTINUING COVENANTS AND UNDERSTANDINGS....................................................30
     Section 5.1.  Preparation of Tax Returns; Allocation of Taxes...............................................30
         (a)  Class I Income Tax Returns.........................................................................30
         (b)  Class II Income Tax Returns; Miscellaneous Tax Returns.............................................31
         (c)  Allocation Between Pre-Closing Date Period and Post-Closing Date Period............................32
         (d)  Tax Administration.................................................................................33
         (e)  Cooperation and Exchange of Information............................................................35
         (f)  Termination of Tax Sharing Agreements..............................................................36
         (g)  Related Party Tax Matters; Accounting Adjustments..................................................36
         (h)  Tax Reporting......................................................................................36
         (i)  Carryback of Net Operating Losses..................................................................36
     Section 5.2.  Release of Sellers as Guarantors of Vendor Debt...............................................37
     Section 5.3.  Employee Notifications........................................................................37
     Section 5.4.  Further Assurances............................................................................38
     Section 5.5.  Confidentiality...............................................................................38
     Section 5.6.  Release of Sellers as Guarantors of Indebtedness..............................................38
     Section 5.7.  Put of Receivables............................................................................39
     Section 5.8.  Exercise of Blask Option......................................................................39
     Section 5.9.  Change of Name of Auro Holding, Ltd...........................................................39
ARTICLE VI  SELLERS' AGREEMENT NOT TO COMPLETE...................................................................40
     Section 6.1.  Seller's General Restrictions.................................................................40
     Section 6.2.  General Restriction on John and James.........................................................40
     Section 6.3.  Sellers' Restrictions on Hiring...............................................................40
     Section 6.4.  Injunctive Relief.............................................................................40
     Section 6.5.  Consideration.................................................................................40
     Section 6.6.  Acknowledgments...............................................................................41
ARTICLE VII  GENERAL.............................................................................................41
     Section 7.1.  Amendments; Waivers...........................................................................41
     Section 7.2.  Schedules; Exhibits; Integration..............................................................41
     Section 7.3.  Governing Law.................................................................................41
     Section 7.4.  No Assignment.................................................................................41
     Section 7.5.  Headings......................................................................................41
     Section 7.6.  Counterparts..................................................................................42
     Section 7.7.  Publicity and Reports.........................................................................42
     Section 7.8.  Parties in Interest...........................................................................42
     Section 7.9.  Notices.......................................................................................42
     Section 7.10. Expenses......................................................................................43
     Section 7.11. Waiver........................................................................................43
     Section 7.13. Representation by Counsel; Interpretation.....................................................44
     Section 7.14. Severability..................................................................................44
     Section 7.15. Saturdays, Sundays and Holidays...............................................................44

EXHIBIT A         Disclosure Schedule

                    STOCK PURCHASE AND NON-COMPETE AGREEMENT


         THIS STOCK PURCHASE AND NON-COMPETE AGREEMENT is entered into as of ____________________, 1998, among BRIAN BERGER, an individual residing at 1255 Flagstone Square, Westerville, Ohio 43081 ("Berger"), CABLE LINK, INC., an Ohio corporation ("CLI" and collectively with Berger, "Buyers"), PC & PARTS, INC., an Ohio corporation (the "Company"), and those persons whose names, addresses and shareholdings appear on Annex A attached hereto ("Sellers").


                                    RECITALS

         WHEREAS, Sellers own 100% of the outstanding Equity Securities of the Company (except for the option to Andrew Blask); and

         WHEREAS, Sellers desire to sell, and Buyers desire to buy, all of the outstanding Equity Securities of the Company owned by Sellers for the consideration described herein.


                                    AGREEMENT

         In consideration of the mutual promises contained herein and intending to be legally bound, the parties agree as follows:


                                    ARTICLE I
                      DEFINITIONS/PURCHASE AND SALE/CLOSING
                      -------------------------------------

         1.1. DEFINITIONS.

         For all purposes of this Agreement, except as otherwise expressly provided,

                  (a) the terms defined in this Article I have the meanings assigned to them in this Article I which shall apply equally to the plural, the singular, adjectival, adverbial and other forms of any of the terms defined which are capitalized,

                  (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP applied on a basis consistent with those used in preparing the Financial Statements,

                  (c) unless the context provides otherwise, all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

                  (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms,

                  (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision,

                  (f) the word "includes" means includes, but not limited to, and

                  (g) the word "or" is disjunctive but not exclusive.

         As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

         "Accounting Adjustments" means adjustments to income of the Company required or permitted by the Code or any corresponding statute or regulation of any Governmental Entity as a result of a change in a method of accounting adopted in a Taxable period beginning prior to the Closing Date (regardless of whether such change is imposed by Law or at the discretion of the applicable Taxing authority or is initiated at the Taxpayer's request).

         "Acquired Assets" means all of the assets and rights of the Company as of the date of this Agreement, including without limitation, listed below:

                  (a) All of the machinery, equipment, office equipment, furniture, computers and other tangible personal property described in Schedule 2.6(a) of the Disclosure Schedule;

                  (b) Those receivables described in Schedule 2.6(c) of the Disclosure Schedule (the "Receivables");

                  (c) Those Contracts described in Schedule 2.5 of the Disclosure Schedule and the Leases of real or personal property set forth in
Schedule 2.6(a) of the Disclosure Schedule (the "Operating Contracts");

                  (d) Those payments, deposits, prepaid expenses and other miscellaneous assets, including telephone numbers and electronic mail boxes and addresses, described in Schedule 2.6(d) of the Disclosure Schedule;

                  (e) Those items of inventories described in Schedule 2.6(f) of the Disclosure Schedule.

         "Action" means any action, suit or other proceeding, whether civil, criminal or administrative, in Law or in equity, or before any arbitrator, private tribunal or Governmental Entity.

         "Adverse Claim" means any claim that a Transfer of any property or asset was or would be wrongful or that a particular adverse Person is the owner of or has an interest in the property or asset Transferred.

         "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person.

         "Affiliated Person" means, with respect to a specified Person, a Person if: (a) he is an employee, officer, director, partner, agent or attorney of such specified Person; (b) he is the beneficial owner of 20% or more of any class of the Equity Securities of the specified Person; (c) the specified Person is the beneficial owner of 20% or more of any class of the Equity Securities of the other Person; (d) he has a substantial beneficial interest in or serves as trustee or in a similar fiduciary capacity for any specified Person that is a trust, estate or employee benefit plan; (e) it is an employee benefit plan for the benefit of the employees of the specified Person; or (f) such other Person is his relative or spouse or a relative of his spouse.

         "Affiliated Group" means an affiliated group of corporations within the meaning of Code Section 1504 (or any analogous combined, consolidated or unitary group of corporations or activities under state, local or foreign Tax Law) of which a Seller or any Affiliate of a Seller was the common parent and the Company was a member at any time on or before the Closing Date. Any affiliated group of which the Company becomes a member as a result of the sale and purchase of the Stock shall not be an Affiliated Group for purposes of this Agreement.

         "Agreement" means this Agreement among Buyers, Sellers and the Company as amended or supplemented together with all Exhibits, Annexes and Schedules attached or incorporated by reference.

         "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person or any Permit, the failure to obtain which would have a material adverse effect on the Company or the Business.

         "Assumed Liabilities" means the Obligations of the Company as of the Closing Date.

         "Auditors" means Groner, Boyle & Quillin, LLP, independent public accountants.

         "Business" means the business of designing, selling, repairing and installing commercial computer systems and networks conducted by the Company.

         "Business Day" means any day other than a day on which banks in the State of Ohio are authorized by Law to be closed for business.

         "Buyer Group" is defined in Section 4.1.

         "Cash Purchase Price" is defined in Section 1.3.

         "Class I Income Taxes" means income Taxes of the Company (including the federal income Tax and state and local net worth, franchise or similar Taxes determined by reference to income) due for all reporting periods ending on or prior to the Closing Date.

         "Class II Income Taxes" means income Taxes of the Company (including the federal income Tax and state and local net worth, franchise or similar Taxes determined by reference to income) due for all reporting periods which include the Closing Date but for which the reporting period ends after the Closing Date.

         "Closing" means the consummation of the purchase and sale of the Stock under this Agreement.

         "Closing Balance Sheet" is defined in Section 1.7(a).

         "Closing Date" means the date of execution of this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" means PC & Parts, Inc., an Ohio corporation.

         "Consolidated Return" means any consolidated, combined or similar Tax Return in which the income of the Company is included and reported with the income of Sellers, or any Affiliate thereof, including any consolidated, combined or similar state or local franchise Tax Return in which the franchise Tax is determined by reference to income.

         "Contract" means any contract or any agreement, promise or instrument, whether written or oral, that creates or evidences a right or an Obligation of a Person to which such Person is a party.

         "Damages" is defined in Section 4.1.

         "Default" means, with respect to any Contract, any event of Default as defined therein or any event which, with the giving of notice or the lapse of time, would be such an event of Default, any breach or violation of the terms thereof which, with or without the giving of notice or the lapse of time, gives any party to or holder of such Contract the right to impose a Lien or other onerous term or condition on the Defaulting party or its properties or to terminate such Contract.

         "Disclosure Schedule" means the Disclosure Schedule attached hereto as Exhibit A.

         "Eastern Time" means Eastern Standard Time or Eastern Daylight Time as in effect at Columbus, Ohio on a given day.

         "Effective Date" is defined in Section 1.7(a).

         "Employee Plan" means, for any Person, any employee pension benefit plan or employee welfare benefit plan as such terms are defined in ERISA and any other plan, benefit or program of benefits or perquisites provided to directors, officers or employees of any Person, including vacation and sickness plans or policies and severance pay and bonus plans or policies, regardless of whether any such plan would be deemed to be an employee pension benefit plan or welfare benefit plan as defined by ERISA. The term "Employee Plan" includes any Employee Plan which has been terminated or frozen but which still has assets or obligations to which any such Person is still liable.

         "Encumbrance" means any right, title or interest in property other than the right, title and interest of the owner thereof who has possession and control over the property, which materially adversely affects the rights of the owner of such property.

         "Enforceable Obligation" means, with respect to a Contract of a Person, that such Contract is the valid, legally binding Obligation of the Person and is enforceable against such Person in accordance with its terms.

         "Equity Securities" means securities as such term is defined in the Securities Act of 1933, whether or not the securities in question are exempt from any of the provisions of such act, including any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

         "Excluded Assets" means those assets owned by the Company which are set forth on the Disclosure Schedule.

         "Excluded Liabilities" means:

                  (a) Any Obligation for any Tax with respect to periods ending on or prior to the Effective Date which is (i) not reflected on the Closing Balance Sheet or (ii) in excess of that reflected on the Closing Balance Sheet, if any;

                  (b) Any Obligation due to Sellers or any other shareholder of the Company from the Company with respect to any loans unpaid as of the Effective Date;

                  (c) Any compensation, severance or other similar payments which may be due from the Company on or after the Effective Date to any member of the Executive Group or any of the following: Andrew Blask, Wenlin Chu or Maggie Sun, provided, however, that customary compensation may be paid to Wenlin Chu and Maggie Sun through the Closing Date;

                  (d) Any Liabilities of the Company which should have been on the Closing Balance Sheet and were not, and the amount of any Liability which is reflected on the Closing Balance Sheet in excess of that reflected on the Closing Balance Sheet;

                  (e) Any Obligations under the auto Leases for the Ford Explorer and the 1997 BMW;

                  (f) Any Obligations due to Bricker & Eckler LLP or to Russell, Obert, Mealer & Kalb CPAs, Inc. for services performed or expenses incurred after the Effective Date; and

                  (g) Any Obligations due to those customers listed on Annex B up to the amount listed on Annex B.

         "Executive Group" means Mitch Breneman, Steve Selby, Greg Layer, and Sellers.

         "Financial Statements" means the financial statements described in Sections 2.3(a) and (b).

         "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

         "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government.

         "Immaterial Encumbrances" means (a) Liens for current Taxes not yet due and payable, (b) imperfections of title and easements which are immaterial in character, amount or extent and do not materially detract from the value or interfere with the use of the property subject thereto and (c) statutory and common Law Liens of landlords, carriers, warehousemen, mechanics, workmen and materialmen incurred in the ordinary course of the Business for sums not yet due.

         "Indemnified Party" is defined in Section 4.5.

         "Indemnifying Party" is defined in Section 4.5.

         "Intellectual Property" means the customer list, pricing strategies, customer network diagrams of the Company and the name "Auro Computer Systems".

         "IRS" means the Internal Revenue Service or any successor entity.

         "Law" means any constitutional provision, statute or other law, rule, ordinance or regulation of any Governmental Entity, including those declared by any court (whether at law or in equity) or established by other means.

         "Lease" means any lease or other Contract (however denominated) providing for the use by one Person of real or personal property owned by another Person.

         "Liability" has the meaning ascribed by GAAP.

         "Lien" means a charge against or an interest in property to secure payment of a debt or performance of an Obligation, and includes a security interest created by agreement, a judicial lien obtained by legal or equitable process or litigation, a common law lien or a statutory lien.

         "Mark" means any brand name, service mark, trademark, trade name, corporate name or other proprietary designation and all registrations or applications for registration of any of the foregoing.

         "Miscellaneous Taxes" means all Taxes due and payable by the Company (including withholding Taxes) other than Taxes determined by reference to income.

         "1934 Act Filings" means CLI's most recently filed Annual Report on Form 10-KSB under the Securities and Exchange Act of 1934, and all of CLI's filings under such Act subsequent to such filing, and shall also include the most recent registration statement of CLI which has become effective under the Securities Act of 1933, if any.

         "1997 Fiscal Year" means the fiscal year of the Company commencing on January 1, 1997 and ending on December 31, 1997.

         "1998 Fiscal Year" means the fiscal year of the Company commencing on January 1, 1998 and ending on December 31, 1998.

         "Notes" is defined in Section 1.3.

         "Obligation" means any obligation that a specified Person has to pay money, Transfer any asset or property, render services or perform or refrain from any act, whether it was created by Law or Contract and whether or not it is legal or equitable, reduced to judgment, liquidated or unliquidated, contingent or fixed, matured or unmatured, disputed or undisputed, known or unknown or secured or unsecured. The term "Obligation" does not include the general obligation that Persons have to obey the Laws, but it does include damages, fines and penalties arising out of violations of such Laws and obligations to pay Taxes.

         "Operating Contracts" is defined in subsection (c) of the definition of Acquired Assets.

         "Order" means any decree, injunction, judgment, order, ruling, assessment or writ issued by any Governmental Entity or any arbitrator or private tribunal as the result of or ancillary to any Action, which requires the performance or refraining from performance of an act, Transfers any interest in property or declares any rights with respect to any property, Contract or transaction. The term "Order" does not include money judgments which are enforceable only by legal process. Such term for a given Person also includes any Contract between such Person and any Governmental Entity acting as a regulatory authority.

         "Permit" means any material license, permit, registration, Approval, franchise, certificate of authority, or Order, or any waiver of the foregoing, issued by any Governmental Entity that is required by any Law to be obtained by any Person in order to own or use any specified assets or properties or engage in any specified transaction, activity or business, without violating a specified Law; and any exemption from such a requirement that is not available without any filing with or other Action by any Governmental Entity.

         "Person" means an association, a corporation, a limited liability company, an individual, an estate, a partnership, a trust, a Governmental Entity and any other entity or association that has the power to own property, enter into Contracts or to sue and be sued.

         "Post-Closing Date Period" is defined in Section 5.1(c)(i).

         "Post-Closing NOL" is defined in Section 5.1(i).

         "Pre-Closing Date Period" is defined in Section 5.1(c)(i).

         "Purchase Price" is defined in Section 1.3.

         "Ratio" is defined in Section 1.7(b).

         "Recapitalization" means, with respect to any Equity Security, any issuance of Equity Securities with respect thereto as a dividend or any issuance, combination or other change in such Equity Security pursuant to any amendment of the Company's articles of incorporation or a merger, consolidation, purchase or sale of assets, dissolution, or plan of arrangement, compromise or reorganization of the Company.

         "Receivables" is defined in subsection (b) of the definition of Acquired Assets.

         "Reference Date" means the date of the Reviewed Balance Sheet.

         "Representative" is defined in Section 1.7(b).

         "Reviewed Balance Sheet" is defined in Section 2.3(a).

         "Restricted Activity" means the selling or servicing of computers, computer systems and networks for computers.

         "Restricted Area" means the County of Franklin, Ohio and all counties which are contiguous to Franklin County.

         "Retained Employees" means those employees whose names appear on
Schedule 2.12 of the Disclosure Schedule, except those employees who have one or more asterisks next to their names.

         "Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, all regulations and rules thereunder, and all applicable state securities or "blue sky" Laws, each as they may be amended from time to time.

         "Seller Group" is defined in Section 4.2.

         "Selling Group" means each Seller and the Company.

         "Short Period" means the period commencing January 1, 1998 and ending on the Closing Date.

         "Split-Period Accrual" is defined in Section 5.1(b)(i).

         "Stock" means all of the outstanding Equity Securities of the Company owned by Sellers as of the Closing Date.

         "Subsidiary" means any Person in which the Company has a direct or indirect equity or ownership interest in excess of 50% including any corporation of which more than 50% of the outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time Equity Securities of any other classes of such corporation have or might have voting power by reason of the happening of any contingency) is directly or indirectly owned by the Company or its other Subsidiaries.

         "Tax" means any foreign, federal, state, county or local tax including any income, sales and use, excise, ad valorem, franchise, real and personal property, Transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax, and any interest and penalties (civil or criminal) related thereto or to the nonpayment or collection thereof.

         "Tax Return" means a report, return, information return, form, declaration or other document or information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company.

         "Transfer" means disposing of an asset or property or of an interest therein, and includes payment of money, Lease, abandonment and creation of an Encumbrance.

         1.2. TRANSFER OF STOCK BY SELLERS. Subject to the terms and conditions of this Agreement, Sellers agree to sell the Stock and deliver the certificates evidencing the Stock to CLI at the Closing. The certificates will be properly endorsed for Transfer to or accompanied by duly executed stock powers in favor of CLI and otherwise in a form acceptable for Transfer on the books of the Company free of all Encumbrances other than those imposed by law. Promptly after the Closing, CLI shall cause certificates representing part of the Stock to be reissued to Berger.

         1.3. PURCHASE OF THE STOCK BY CLI/PURCHASE PRICE. Subject to the terms and conditions of this Agreement, CLI agrees to acquire the Stock from Sellers and in exchange therefor, to pay $820,000 (the "Purchase Price"), of which $700,000 will be in cash (the "Cash Purchase Price") which will be paid to Sellers in funds immediately available in the City of Columbus, Ohio, and $120,000 will be in the form of notes ("Notes"). CLI shall deliver cash and a Note to or at the direction of each Seller as set forth in Annex 1.3. The Purchase Price shall be subject to adjustment as provided in Section 1.7(b).

         1.4. THE CLOSING. The Closing shall take place at the offices of Bricker & Eckler, 100 South Third Street, Columbus, Ohio, on the Closing Date and all of the events and transactions which occur thereat shall be deemed to be simultaneous.

         1.5. DELIVERIES BY CLI. At the Closing, CLI shall deliver to Sellers:

                  (a) $700,000 representing the Cash Purchase Price of which $600,000 is in immediately available funds by wire transfer in the amounts set forth in Annex 1.3 to one or more bank accounts designated by Sellers in a notice delivered to CLI at least one Business Day before the Closing, or at CLI's option, a bank or cashier's check drawn on a bank having an office in Columbus, Ohio, and $100,000 of which is deposited with The Provident Bank under an Escrow Agreement among Buyers, Sellers and The Provident Bank as Escrow Agent (the "Escrow Agreement");

                  (b) The Notes in the principal amounts set forth in Annex 1.3;

                  (c) A certificate, dated the Closing Date, of the Secretary of CLI certifying (i) that complete and accurate copies of the resolutions of CLI's board of directors approving the execution, delivery and performance of this Agreement and the Notes executed by CLI, and the consummation of the transactions contemplated hereby and thereby are attached thereto, (ii) that such resolutions are in full force and effect and have not been amended or repealed and (iii) the names and titles of the officers of CLI who have executed the documents, Notes, certificates and instruments delivered at the Closing and their signatures;

                  (d) A certificate of the Secretary of State of Ohio dated within five days before the Closing certifying that CLI is a corporation in good standing under the laws of such state;

                  (e) An opinion of Kenneth J. Warren, counsel to Buyers, dated the Closing Date;

                  (f) A Lease between the Company and Auro Holding, Ltd. and;

                  (g) The Escrow Agreement executed by Buyers and Escrow Agent.

         1.6. DELIVERIES BY SELLERS. At the Closing, Sellers shall deliver to Buyers:

                  (a) A copy of the Articles of Incorporation of the Company (certified by the Secretary of State of the State of Ohio) and Code of Regulations of the Company (certified by the Secretary of the Company);

                  (b) A certificate, dated the Closing Date, of the Secretary of the Company certifying (i) that complete and accurate copies of the resolutions of the board of directors and shareholders, where necessary, of the Company approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are attached thereto, (ii) that such resolutions are in full force and effect and have not been amended or repealed and (iii) the names and titles of the officers of the Company who have executed the documents, certificates and instruments delivered at the Closing and their signatures;

                  (c) An opinion of Bricker & Eckler, counsel to Sellers and the Company, dated the Closing Date;

                  (d) Copies of all necessary Permits and Approvals required in order for the Sellers to effect the transactions contemplated by this Agreement and the absence of which would have a material adverse effect on the Company or the Business, including those listed in Schedule 2.9 of the Disclosure Schedule;

                  (e) Certificates representing the Stock properly endorsed for Transfer or accompanied by a duly executed stock power;

                  (f) Certificates or other evidence of ownership of the Equity Securities and cash equivalents identified on Schedule 2.6(b) of the Disclosure Schedule;

                  (g) The corporate minute books, stock books and corporate seal, if any, of the Company;

                  (h) The resignations of all of the directors and officers of the Company and of all positions held by members of the Executive Group or other evidence of the termination of the members of the Executive Group as an officer and employee of the Company;

                  (i) A certificate of the Secretary of State of Ohio dated within five days before the Closing, certifying that the Company is a corporation in good standing under the laws Ohio; and

                  (j) A Lease between the Company and Auro Holding, Ltd.;

                  (k) A document signed by all Sellers appointing the Representative;

                  (l) The Escrow Agreement duly executed by Sellers; and

                  (m) A Certificate executed by the Representative certifying that he has personally talked to each Seller who executed a power of attorney who acknowledged to him that such Seller executed the power of attorney.

         1.7. CLOSING BALANCE SHEET; CALCULATIONS; DISPUTES.

                  (a) On Tuesday, May 5, 1998, Sellers and Buyers conducted a physical inventory. Promptly after the Closing, and in any event within 30 Business Days after the

Closing Date, Buyers shall cause the Company to prepare its balance sheet as of the closing of business on May 5, 1998 (the "Effective Date"), taking into account the provisions of Section 1.8 and Section 1.9 hereof, and to deliver such balance sheet to the Auditors and Sellers. Such balance sheet shall separately (if necessary) reflect the book value of the Acquired Assets and the Assumed Liabilities at the values based on the physical inventory, if appropriate, and otherwise at the book value thereof as recorded on the books and records of the Company as of the Effective Date, and be prepared in accordance with GAAP consistently applied on the same basis as the Financial Statements; provided, however, that (i) there shall be no accrual for Taxes for any period ending on or prior to the Closing Date, (ii) there shall be accrued on such balance sheet all amounts which the Company owes as of the Closing Date for vacation, sick pay and bonuses and related Taxes; provided, however that only amounts in excess of $30,000 with respect to vacation pay to employees other than members of the Executive Group and employees who are not Retained Employees shall be accrued, (iii) there shall not be recorded any tax benefit resulting from losses incurred year-to-date, (iv) there shall not be recorded any credit for rent paid for the month of May 1998, (v) there shall be no reserve for accounts receivable, (vi) there shall be no liability recorded for amounts owed by the Company to those customers of the Company listed on Annex B up to the amounts listed on Annex B, and (vii) there shall be recorded as an asset $36,470 to the extent that there is reasonable evidence reflecting that a cash contribution in such amount was made to the Company after the Effective Date and prior to the close of business on May 21, 1998. For a period of 60 days after receipt, Sellers shall be entitled to have such balance sheet viewed by their own accountants and Buyers shall cause the Company to provide such records and work papers as may be requested by Sellers' accountants for such purpose. In the event of any dispute arising during such 60 day period with respect to such balance sheet which cannot be resolved within 15 days after the same is asserted by Sellers, such dispute shall be submitted to Winterset CPA (the "Accountants"), whose determination shall be final and binding on the parties. The final closing balance sheet, as agreed by the parties or as determined by the Accountants, shall be referred to as the "Closing Balance Sheet." All costs in connection with this Paragraph (a) of Auditors shall be the responsibility of Buyers, of Sellers' accountants shall be the responsibility of Sellers, and of the Accountants shall be shared equally by Sellers and Buyers.

                  (b) Subject to the provisions of Section 1.7 (c), if the Closing Balance Sheet reflects that the value of the Acquired Assets exceeds the value of the Assumed Liabilities by less than $492,892 (the "Overpayment"), each Seller shall pay such portion of such Overpayment in the ratio that the number of shares of the Company it owned bears to the aggregate number of shares of the Company owned by all Sellers (the "Ratio") to CLI by (i) paying an amount in cash equal to 85.36% of its Ratio the Overpayment, and (ii) delivering its original Note to CLI in exchange for an identical new Note to be issued by CLI except that the face amount of such new Note shall be reduced in the aggregate by 14.64% of such Seller's Ratio of the Overpayment. If the Closing Balance Sheet reflects that the value of the Acquired Assets exceeds the value of the Assumed Liabilities by more than $572,892 (the "Underpayment"), CLI shall pay 100% of such Underpayment to each Seller by (y) paying an amount in cash to an individual designated by Sellers as their agent for receipt of such items (the "Representative") 85.36% of the Underpayment, and (z) delivering one new identical Note to the Representative in addition to each original Note in the face amount of each Seller's Ratio of 14.64% of the Underpayment. Any such payments shall include interest at the rate of 9% per annum from the date of delivery of the balance sheet to the date of payment and such payment and deliveries shall be made within 15 days of the date that the parties agree on the Closing Balance Sheet, or within 15 days of the determination of the Accountant.

         1.8. REPAYMENT OF INDEBTEDNESS. At the Closing, the net amount of all loan indebtedness owed by the Company to any of its shareholders shall be repaid. At the request of Sellers made no later than one day prior to the Closing Date, CLI will contribute to the capital of the Company the amount requested by Sellers (up to $225,000) to enable the Company to repay any of such loan indebtedness. The amount of the capital contribution made by CLI shall be a credit to the $700,000 Cash Purchase Price to be delivered at Closing pursuant to Section 1.5(a). This cash contribution, payment and credit to the Cash Purchase Price shall have no effect on the Closing Balance Sheet.

         1.9. IDENTIFICATION OF AMOUNT OF SPLIT-PERIOD ACCRUAL ON CLOSING BALANCE SHEET. In connection with the preparation of the Closing Balance Sheet, Buyers shall cause the Company separately to identify the accrual for Taxes represented by the Split-Period Accrual, either in a footnote to the Closing Balance Sheet or in a separate writing delivered to Sellers. Unless Sellers object to the amount so determined for the Split-Period Accrual in the manner as provided in Section 1.7(a), the amount so determined by the Company shall be the Split-Period Accrual. Any dispute as to the amount of the Split-Period Accrual shall be resolved in the same manner as provided in Section 1.7(a) with respect to disputes generally as to the Closing Balance Sheet.

         1.10. OPERATION OF BUSINESS AFTER EFFECTIVE DATE. On and after the Effective Date, the operations of the Company shall be for the benefit of Buyers and no cash of the Company shall be paid or distributed or for the benefit of a Seller except for compensation for services rendered in accordance with past practice. Sellers shall account on the Closing Date for all cash receipts and disbursements in the period from the Effective Date to the Closing Date.


                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF SELLING GROUP
                 -----------------------------------------------

         Except as otherwise indicated on the Disclosure Schedule, each member of the Selling Group jointly and severally (except with respect to Sections 2.7(b) and 2.13 as to which such representations are made independently) represents and warrants to each Buyer as follows:

         2.1. ORGANIZATION AND RELATED MATTERS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Company has all necessary corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The Company has no Subsidiaries. The Company has all necessary corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which failure to do so would have a material adverse effect on the value of the Company or the Business. Schedule 2.1 of the Disclosure Schedule correctly lists the current directors and executive officers of the Company. True, correct and complete copies of the charter documents of the Company have been delivered to Buyers.

         2.2. STOCK. Each Seller is the record and beneficial owner of the number of issued and outstanding Equity Securities set forth in Schedule 2.2 of the Disclosure Schedule which represents 100% of the issued and outstanding Equity Securities. The authorized Equity Securities consist of 22,000 shares of common stock, without par value, of which 21,000 shares are issued and outstanding and one option to purchase 1,000 Shares of common stock which is outstanding. There are no outstanding Contracts to which the Company or any Seller is a party to subscribe for or purchase, or Contracts to issue or grant any rights to acquire, any Equity Securities except as set forth above. All of the Stock is duly authorized, validly issued and outstanding and is fully paid and nonassessable, with no personal Liability attaching to the ownership thereof. Schedule 2.2 of the Disclosure Schedule sets forth any Equity Securities held in treasury or reserved for issuance for any purpose and the purpose for which such Equity Securities are reserved, all as of the date hereof. There are no outstanding Contracts which (a) provide for a merger, consolidation, Recapitalization or sale of a substantial part of the assets of the Company, (b) restrict the Transfer by the Company or Sellers of the Stock, or (c) grant rights to vote the Stock nor any voting agreement, voting trust or other Contracts relating to the voting of Equity Securities. The Company has not issued any Equity Securities in violation of the preemptive rights of its present or former shareholders or the Securities Laws.

         2.3. FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES.

                  (a) Sellers have delivered to Buyers the balance sheet of the Company at December 31, 1997 (the "Reviewed Balance Sheet") and the related statements of operations and cash flow for the Company for the calendar year then ended. All such financial statements, including the footnotes thereto, have been reviewed by Russell, Obert, Mealer & Kalb whose reports thereon are included with such financial statements.

                  (b) Sellers have delivered to Buyers the financial statements, for the Company for each month ended during the current calendar year through April 1, 1998. Such financial statements have been certified by the chief financial officer of the Company.

                  (c) As of the Closing Date, the Company has no Assumed Liabilities, other than (i) Liabilities reflected in or adequately reserved for on the Closing Balance Sheet, or (ii) Obligations incurred in the ordinary course of the Business, or (iii) Obligations disclosed on the Disclosure Schedule.

                  (d) The Financial Statements present fairly the financial position, results of operations, cash flows and changes in shareholders' equity and financial position of the Company at the respective dates and for the respective periods indicated therein in accordance with GAAP applied on a consistent basis, subject, in the case of any such statement for a period of less than a full fiscal year or as of a date other than a fiscal year end, to normal year end adjustments and to the exception that such interim statements contain no footnotes. To the knowledge of the Selling Group, except to the extent that such would not have a material adverse effect on the Company or the Business, no actions were taken or omitted to be taken in anticipation of any of the transactions contemplated by this Agreement which action or inaction was inconsistent with past practice and which has had or is likely to have an adverse impact on the Closing Balance Sheet.

                  (e) Schedule 2.3(e) of the Disclosure Schedule sets forth a list of all Assumed Liabilities not disclosed on the Financial Statements or in other Schedules to this Agreement.

                  (f) Since the Reference Date, no Seller (with respect to the Business) nor the Company has:

                           (i) except to the extent that such would not have a
material adverse effect on the Company or the Business, paid or discharged any of its Obligations or any Liens securing them other than those Obligations that are due and payable in the ordinary course of the Business pursuant to the Contract that created them or any Law;

                           (ii) declared or paid any dividend, made any
distributions to its shareholders or purchased or redeemed any Equity
Securities;

                           (iii) except to the extent that such would not have a
material adverse effect on the Company or the Business, or in the ordinary course of the Business, waived, released, canceled or compromised any Obligation to pay it money or any Lien securing any such Obligation;

                           (iv) except to the extent that such would not have a
material adverse effect on the Company or the Business, sold, subjected to an Encumbrance (other than an Immaterial Encumbrance) or otherwise Transferred any of its assets or properties other than supplies consumed or abandoned and properties or assets sold in the ordinary course of the Business;

                           (v) except to the extent that such would not have a
material adverse effect on the Company or the Business, purchased, or entered into a Contract to purchase, property or assets other than in the ordinary course of the Business;

                           (vi) incurred any Obligations, other in the ordinary
course of the Business and this Agreement, except to the extent that such would not have a material adverse effect on the Company or the Business, or warranty claims which are in the aggregate not materially greater in amount than warranty claims incurred during the prior similar period;

                           (vii) except to the extent that such would not have a
material adverse effect on the Company or the Business, Defaulted on any Contract or failed to pay any Obligation to any Governmental Entity for Taxes or otherwise when the same was due and payable;

                           (viii) issued or sold any Equity Securities or
entered into any Contract to issue or sell any Equity Securities;

                           (ix) except to the extent that such would not have a
material adverse effect on the Company or the Business, suffered any casualty loss or event which gave rise or would give rise to any claim for personal injury, property damage or errors and omissions (whether or not covered by insurance);

                           (x) entered into any Contract that is not cancelable
without payment or advance notice with or for the benefit of, or increased the compensation payable or to become payable to, any of its directors, officers or employees or hired any employee or consultant at a rate of compensation exceeding $30,000 per year;

                           (xi) adopted, amended, terminated or, except to the
extent that such would not have a material adverse effect on the Company or the Business, made any contribution to (other than those which were regularly scheduled) any Employee Plan;

                           (xii) made any loan to or entered into any other
transaction with any of its officers, directors, shareholders or their Affiliates other than current compensation payable for services rendered in the ordinary course of the Business;

                           (xiii) except to the extent that such would not have
a material adverse effect on the Company or the Business, entered into any transaction not in the ordinary course of the Business other than this Agreement;

                           (xiv) changed the nature of the Business or any
accounting methods or principles;

                           (xv) suffered any material adverse change in its
properties or the Business; or

                           (xvi) been contacted by, or initiated contact with,
any Governmental Entities with respect to any Environmental Requirements or Tax examinations or audits of Taxes.

         2.4. TAX AND OTHER RETURNS AND REPORTS.

                  (a) The Company has filed when due (taking into account extensions) with the appropriate Governmental Entities, all Tax Returns and estimates required to be filed by it with respect to Taxes, all of which Tax Returns and estimates were true, complete and correct as of the time of filing.

                  (b) The Company has paid when due all Taxes which were due and payable by the Company on or prior to the Closing Date.

                  (c) The Company has complied with all applicable Laws relating to the withholding of Taxes and has timely withheld from employee wages (or from payments to any other Person if required by applicable Law) and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

                  (d) (i) There are no unpaid Taxes assessed or asserted in writing in respect of any Tax Returns filed by the Company or otherwise claimed in writing to be due by any Governmental Entity, and (ii) there are no unpaid Taxes assessed or asserted in writing in respect of any Tax Returns filed by the common parent of any Affiliated Group or otherwise claimed in writing to be due by any Governmental Entity attributable to the Company, its income, sales, employees, tangible or intangible property or other activities of any nature.

                  (e) Neither the Company, nor any common parent of any Affiliated Group, has executed or filed with any Governmental Entity any Contract or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes which remains in effect. Neither the Company, nor any common parent of any Affiliated Group, has requested any extension of time within which to file any Tax Return, which Tax Return has not been filed within the applicable extension period.

                  (f) All final adjustments made by the IRS, and all final determinations made by a Governmental Entity, with respect to any federal income Tax Return of the Company (including any Company Tax Return included or filed as a part of any federal income Tax Return filed with other members of an Affiliated Group) have been reported to the relevant state, local or foreign Government Entity.

                  (g) The Company has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by it. No property of the Company is property that the Company is or will be required to treat as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Code or is "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code. The Company is not a party to any Contract that provides for the payment of any amount that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

                  (h) The Company has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by the Company or required by Law (including the administrative Action of any Government Entity). Neither the Company nor any Seller has any knowledge that the IRS has proposed or purported to require any such adjustment or change in accounting method.

                  (i) The Company is not a party to, is not bound by, and has no Obligations under, any Tax sharing or similar Contract, nor has any Seller or the Company or any Affiliate of a Seller granted any Person a power of attorney with respect to any matter relating to Taxes of the Company (including Taxes reported as a member of any Affiliated Group) which is currently in force.

                  (j) [intentionally omitted.]

                  (k) Neither the Company, nor any common parent of any Affiliated Group, has executed or entered into a closing agreement pursuant to
Section 7121 of the Code, or any predecessor provision or any similar provision of Law, with respect to Taxes attributable to the Company.

                  (l) The statute of limitations has not run with respect to any Taxable period of the Company with respect to all Tax Obligations owed to any Governmental Entity.

                  (m) The Company (i) is not currently being audited with respect to any Tax, (ii) has not received notice from any Governmental Entity that an audit or investigation with respect to any Tax is to be initiated, (iii) has not made and is not discussing pending ruling requests, technical advice requests or other similar items with any Governmental Entity, (iv) is not appealing any audit determination or assessment with respect to any Tax through any administrative appeals process, (v) is not engaged in any litigation with respect to the correctness of any Tax, and (vi) has not been notified of any potential Tax or assessment issues which the IRS or any other Governmental Entity intends to raise in connection with any matter concerning the Company.

                  (o) The Company has not participated in, nor was it required to participate in, for any period ending prior to the Closing Date, the filing of any consolidated Tax Return, either as a member of an Affiliated Group or otherwise.

         2.5. CONTRACTS.

                  (a) Schedule 2.5(a) of the Disclosure Schedule lists all outstanding Contracts with manufacturers or vendors of computers, computer parts or peripheral equipment under which the Company is authorized to sell and/or service the products of such manufacturers or vendors.

                  (b) Schedule 2.5(b) of the Disclosure Schedule lists all outstanding Contracts with customers to design, sell and/or install computer systems or products.

                  (c) Schedule 2.5(c) of the Disclosure Schedule lists each other Contract to which the Company is a party or by which its assets are subject that (i) after the Reference Date obligates the Company to pay an amount of $5,000 or more, or (ii) is not terminable by the Company without liability to the Company upon a notice of 30 days or less.

                  (d) True copies of the Contracts listed on Schedule 2.5 of the Disclosure Schedule have been delivered (or with respect to purchase orders and invoices have been made available) to Buyers, and (i) except to the extent that such would not have a material adverse effect on the Company or the Business, each such Contract is in all material respects valid and subsisting and the Enforceable Obligation of the parties thereto; (ii) except to the extent that such would not have a material adverse effect on the Company or the Business, the Company has duly performed all its material Obligations thereunder to the extent that such Obligations to perform have accrued; (iii) no Default thereunder by the Company or, to the best knowledge of the Selling Group, any other party or obligor with respect thereto, has occurred or been alleged in a communication transmitted to the Selling Group or as a result of this Agreement will occur; except to the extent that such would not have a material adverse effect on the Company or the Business, and (iv) the interest of the Company in such Contracts is not subject to any Encumbrance other than an Immaterial Encumbrance. Except as set forth on Schedule 2.5(d) of the Disclosure Schedule and except to the extent that such would not have a material adverse effect on the Company or the Business, consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any material rights of, or accelerate any material Obligation of, the Company.

         2.6. REAL AND PERSONAL PROPERTY; TITLE TO PROPERTY; LEASES.

                  (a) Schedule 2.6(a) of the Disclosure Schedule sets forth a description of the material items of tangible personal property used in connection with the Business and either Leased or owned by the Company, its location and book value. Schedule 2.6(a) of the Disclosure Schedule also sets forth a list of all material interests in real property owned or used in connection with the Business by the Company and the location, book value and ownership thereof and a description of the material structures and improvements thereon and identifies those interests owned by the Company. The Company has good and marketable title to or other right to use all items of real property, including fees, Leaseholds and all other interests in real property, and owns or Leases such other assets and properties that are material to the operation of the Business, free of Encumbrances except for (i) Encumbrances consisting of Liens for Taxes not yet due, or (ii) matters otherwise described on Schedule 2.6 of the Disclosure Schedule, or (iii) those Encumbrances the existence of which would not have a material adverse effect on the Company or the Business. No member of the Selling Group knows of any material defect to any material item of tangible property. All such personal property or interests in real property held by the Company as lessee are held under Leases which are Enforceable Obligations of the parties thereto, and the Company is not in Default in any material respect of any such Lease nor does the Selling Group know of any material Default by the lessor of such property. All of such property and Leases, as of the date of this Agreement, are owned solely by the Company.

                  (b) Schedule 2.6(b) of the Disclosure Schedule sets forth a list of the Equity Securities and cash equivalents which are Acquired Assets, and the bank or broker-dealer accounts in which any Seller or the Company has deposited money, cash equivalents or Equity Securities which relate to the Business or which are an Acquired Asset showing the name of the Persons holding such accounts, the type of account and the balance therein as of a stated date not more than 10 days before the date hereof. As of the date of this Agreement, all such cash, cash equivalents and equity securities are either registered solely in the name of the Company or are deposited into an account solely in the name of the Company.

                  (c) Schedule 2.6(c) of the Disclosure Schedule sets forth a list of all of the Receivables of the Company as of the Closing Date. The Receivables of the Company for advances made or services rendered in connection with the Business and any other amounts owing to the Company from any Person in connection with the Business to be set forth on the Closing Balance Sheet arose in the ordinary course of the Business from bona fide transactions. Such Receivables are valid Obligations owing to the Company and are collectible in the aggregate recorded amounts thereof in accordance with their terms net of the reserve for uncollected amounts to be set forth in the Closing Balance Sheet, and all of such Receivables are owned solely by the Company.

                  (d) Schedule 2.6(d) of the Disclosure Schedule sets forth a list as of the Closing Date of all payments, deposits, prepaid expenses and other miscellaneous assets related to the Business and not otherwise listed therein indicating which are owned solely by the Company and which are owned by others.

                  (e) The real and personal property included in the Acquired Assets is all of the real and personal property used to operate the Business in the manner operated by the Company on the Reference Date. All tangible personal property listed on the Disclosure Schedule is located on real property as set forth on the Disclosure Schedule.

                  (f) Schedule 2.6(f) of the Disclosure Schedule sets forth a list of all inventories which are owned solely by the Company as of the Closing Date, and the on-order position of the Company as of the Closing Date. The inventories consist solely of material and goods of a quality and quantity which are usable or salable in the normal course of the Business, net of any reserve for excessive or obsolete inventories reflected on the Closing Balance Sheet. The inventories are adequate for the present needs of the Business, are fairly reflected on the books of account of the Company, stating items of inventory at the lower of cost or market value in accordance with GAAP, with adequate allowance for excessive or obsolete inventories.

         2.7. AUTHORIZATION; NO CONFLICTS.

                  (a) The execution, delivery and performance of this Agreement by the Company has been duly and validly authorized by its board of directors and by all other necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by each member of the Selling Group and constitutes the Enforceable Obligation of each member of the Selling Group.

                  (b) The execution, delivery and performance of this Agreement by each member of the Selling Group will not (i) violate the provisions of, or constitute a breach under, (x) the charter documents or code of regulations of the Company, (y) any material Contract to which a member of the Selling Group is a party or by which its assets are bound, or (z) any Equity Security, (ii) require any Approval, (iii) require any severance or other payment by the Company to any employee of the Company, or any other Person nor (iv) violate any Law or Order applicable to the Company, or any Permit held by the Company or provide the basis for the revocation or nonrenewal of any such Permit.

                  (c) Schedule 2.7 of the Disclosure Schedule lists all Approvals required to be obtained by the Company or Sellers to consummate the transactions contemplated by this Agreement.

         2.8. LEGAL PROCEEDINGS. There is no Order or Action pending, or, to the best knowledge of the Selling Group, any Order, Action, complaint, petition or investigation threatened, against or affecting the Company, the Business or any of its officers, directors or employees (based upon their actions or omissions as officers, directors or employees) or any of its Employee Plans, that has or if determined adversely might reasonably be expected to have a material adverse effect on the Company or on Sellers' ability to perform this Agreement. Except to the extent that such would not have a material adverse effect on the Company or the Business,
Schedule 2.8 of the Disclosure Schedule lists each Order and Action that involves a claim or potential claim against the Selling Group which is or could become an Obligation of the Company or Buyers. Except to the extent that such would not have a material adverse effect on the Company or the Business, no member of the Selling Group nor any of the officers, directors or to the knowledge of the Selling Group, employees (in their capacity as officers, directors or employees) of the Company nor any of the Employee Plans have waived any statute of limitations or other affirmative defense with respect to any pending, threatened or potential Order or Action.

         2.9. PERMITS.

                  (a) Schedule 2.9 of the Disclosure Schedule lists all of the Permits held by the Company which are all the Permits that are required to permit the Business to be conducted as now conducted, and to Seller's knowledge, all such Permits are valid and in full force and effect and, subject to the Approval of the Governmental Entities listed on Schedule 2.9 of the Disclosure Schedule with respect to the Permits set forth thereon, and, except as set forth therein, will remain so upon consummation of the transactions contemplated by this Agreement.

                  (b) No member of the Selling Group nor any of the employees of the Company has received notice that any Governmental Entity intends to cancel or terminate any Permit required to be listed on the Disclosure Schedule.

         2.10. COMPLIANCE WITH LAW. Except to the extent that such would not have a material adverse effect on the Company or the Business: (a) the Company is organized and has conducted the Business in all material respects in accordance with applicable Laws; and (b) the corporate proceedings, Equity Securities, operations, Business, management, properties, assets, Contracts and financial affairs of the Company comply with all Laws and Orders applicable to it and all Permits held by it with respect to the Business.

         2.11. DIVIDENDS AND OTHER DISTRIBUTIONS. There has been no dividend or other distribution of assets (other than repayment of loans) or Equity Securities issued or paid to or for the benefit of Sellers subsequent to the Reference Date.

         2.12. EMPLOYEE MATTERS AND ERISA.

                  (a) (i) No executive officer of the Company nor group of employees of the Company has given notice to the Company of a plan to terminate his, her or its employment with the Company; and (ii) the Company has not entered into any collective bargaining agreement with any labor organization with respect to any group of employees of the Company and, to the best knowledge of the Selling Group, there is no present effort nor existing proposal to attempt to unionize any group of employees of the Company.

                  (b) (i) The Company is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such Laws respecting employment discrimination and occupational safety and health requirements, and the Company is not engaged in any unfair labor practice in any respect; (ii) there is no unfair labor practice complaint against the Company pending or, to the best knowledge of the Selling Group, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the best knowledge of the Selling Group, threatened against the Company; and (iv) the Company has not experienced any work stoppage or other labor difficulty since January 1, 1993.

                  (c) Except as set forth in Schedule 2.12, the Company maintains no Employee Plans for the benefit of former or current employees of the Company. Neither Seller (with respect to Retained Employees) nor the Company participates in, nor do they have any Obligation to contribute to or any unpaid actual or potential withdrawal Liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). The Company does not maintain, contribute to or participate in any plan that provides health, major medical, disability or life insurance benefits to former employees of the Company except as provided in
Section 4980B of the Code.

                  (d) No member of the Selling Group (including, for this purpose, entities aggregated under Code Section 414(b), (c), (m) or (o)) has terminated (excluding standard terminations under Section 4041(b) of ERISA) any defined benefit Employee Plan in which the Company participates and the Pension Benefit Guaranty Corporation has not instituted any proceedings to terminate any such defined benefit plan or to appoint a trustee to administer any such plan. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the Employee Plans, whether or not waived. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any of the Employee Plans as to which a 30-day notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending or, to the best knowledge of the Selling Group, threatened or imminent with respect to any Employee Plan (other than routine claims for benefits) for which the Company would be liable after the date of this Agreement, except as will be reflected on the Closing Balance Sheet. On the date of the Agreement, the Company does not have any liabilities for excise Taxes, penalties or fines under the Code or ERISA with respect to any Employee Plan. All Employee Plans have been operated, administered and maintained in all respects in substantial compliance with the terms thereof and the requirements of all applicable Laws, including, without limitation, ERISA, and all Contracts related thereto.

                  (e) Each such Employee Plan and its operation substantially comply with all material requirements of Law, the terms thereof and any Contract related to such plan. Each such Employee Plan has, to the extent required by applicable Law, the terms of any Contract or the terms of the Employee Plan, sufficient assets held in trust to provide for the payment of all accrued benefits of such plan, whether or not vested, if such plan were terminated on the date of this Agreement or the amount by which such accrued benefits exceed such plan's assets is shown on the Disclosure Schedule. Each such Employee Plan owns the assets it purports to own, free and clear of Encumbrances. No payment will become due to any Person under any such plan as a result of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. Any such Employee Plan which is intended to be a qualified plan under Section 401 of the Code substantially complies with the requirements of such Section in order to be a qualified plan, and has received a determination letter from the IRS ruling that it is a qualified plan. No member of the Selling Group has any Liability on account of the violation of any Law with respect to or any Contractual duty to any of such plans or any of their participants or because of termination or operation of any Employee Plan which is insolvent or has liabilities including accrued benefits (whether or not vested) which exceed its assets (other than any Liability of the Company to such plan).

                  (f) Schedule 2.12 of the Disclosure Schedule sets forth the name of each employee of the Company, the current rate of pay and bonus arrangement, if any, and the date of such employee's last raise in salary.

         2.13. NO BROKERS OR FINDERS. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Selling Group or any member thereof or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

         2.14. NO MATERIAL ADVERSE CHANGES. Except as reflected in the Financial Statements or Schedules hereto, since the Reference Date, and to the date of this Agreement, there has not been any change in or event affecting the Business that has had a material adverse effect on the Business.

         2.15. [INTENTIONALLY OMITTED]

         2.16. CERTAIN INTERESTS. Neither the members of the Selling Group, nor any director or officer of the Company, nor any Affiliated Person of any of the foregoing, directly or indirectly, owns any interest in, controls, or is an employee, officer, director, or agent of, or consultant to, any other Person which is a competitor of, or supplier or customer to, the Business or a lessor of an Acquired Asset. There is no indebtedness, purchase, sale, providing of service or other transaction between the Company, on the one hand, and Sellers or any Affiliated Persons of Sellers on the other hand (a) outstanding on the Reference Date, (b) outstanding on the Closing Date, or (c) which took place after the Reference Date.

         2.17. MARKS, INTELLECTUAL PROPERTY.

                  (a) The Company owns its interest in such Intellectual Property free and clear of Encumbrances and may use or Transfer such interest without any Permit or Approval.

                  (b) The present and proposed use of the Intellectual Property does not conflict with the rights of others. To the knowledge of the Selling Group, no material use of the Intellectual Property has been or is being made by others.

         2.18. INSURANCE. Schedule 2.18 of the Disclosure Schedule sets forth a list of all insurance policies maintained by or for the benefit of the Company on its properties used in the Business or on the Business or against liabilities incurred in the Business showing the type of insurance, the insurer, policy number, amounts or limits of coverage, premium, and policy terms. All such insurance policies are in full force and effect, all premiums due thereon have been paid and, to the knowledge of Sellers, the Company has complied in all material respects with the applicable provisions of such policies. No member of the Selling Group has received any notice of any pending or threatened terminations or material premium increases with respect to any of such insurance policies. There are no outstanding requirements made by or on behalf of any insurance company that issued a policy with respect to any of the properties used in the Business nor any operations or liabilities of the Business requiring any equipment or facilities to be installed on or in connection with any of the properties used in the Business, or any operations or liabilities of the Business. Schedule 2.18 of the Disclosure Schedule sets forth a list of all claims pending or made under any insurance policy disclosed therein since January 1, 1993.

         2.19. ENVIRONMENTAL MATTERS. There are no materials presently located on any real property Leased by the Company which is an Acquired Asset, which are radioactive or toxic or which under Law, Order, or private agreement (the "Environmental Requirements") require special handling, collection, storage, treatment or disposal ("Hazardous Materials"), which are not being handled in accordance with Environmental Requirements and, to the knowledge of the Selling Group, no part of such real property has been contaminated by any Hazardous Material. To the knowledge of the Selling Group, the Company has no Liability for violation of any Environmental Requirements.

         2.20. DISCLOSURE SCHEDULE, DELIVERIES.

                  (a) The Disclosure Schedule sets forth all of the information concerning the Business, the Company and Sellers required in this Article II. To the extent any statement in this Article II is untrue or omits to state a material fact necessary to make such statement not misleading, the Disclosure Schedule sets forth the statements necessary to make the statements in this
Article II true and not misleading. All information and statements set forth in the Disclosure Schedule shall be deemed to supersede and correct the statements made in this Article II and, except to the extent that such would not have a material adverse effect on the Company or the Business, to be additional representations and warranties of the Company and Sellers.

                  (b) Except as provided in Section 2.5(g) hereof, Sellers have delivered, or, with respect to purchase orders and invoices, made available, to Buyers complete and accurate copies of (i) any written Contract or other document referred to in the Disclosure Schedule or herein and (ii) the Financial Statements.

                  (c) This Agreement, including the Disclosure Schedule does not contain any untrue statement of a material fact concerning the Business, the Company or Sellers or omit to state a material fact required to be stated or necessary to make the statements concerning the Business, the Company or Sellers herein or therein not misleading. Except for the representations and warranties of the Selling Group expressly set forth herein or in the Disclosure

Schedule, the Selling Group makes no representations or warranties with respect to the Business, the Company or the transactions contemplated herein.


         2.21. SUPPLIERS AND CUSTOMERS. No Member of the Selling Group has any knowledge that any major supplier or customer has terminated or intends to terminate its relationship with the Company, although no assurance can be given that such will not occur. Except as disclosed on Schedule 2.21, there are no major Contracts with customers under any minority-owned business programs established or regulated by any Governmental Entity.


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BUYERS
                    ----------------------------------------

         3.1. REPRESENTATIONS AND WARRANTIES OF CLI. CLI represents and warrants to each Seller as follows:

                  3.1.1. CLI is a corporation duly organized, validly existing and in good standing under the laws of Ohio. CLI has all necessary corporate power and authority to carry on its business as now being conducted. CLI has the necessary corporate power and authority to execute, deliver and perform this Agreement and the Notes.

                  3.1.2. The execution, delivery and performance by CLI of this Agreement and the Notes has been duly and validly authorized by the Board of Directors of CLI and by all other necessary corporate action on the part of CLI. This Agreement and the Notes constitute the Enforceable Obligation of CLI.

                  3.1.3. The execution, delivery and performance of this Agreement and the Notes by CLI will not violate the provisions of, or constitute a breach under (a) the charter documents or code of regulations of CLI, (b) any Law or Order to which CLI is subject or any Permit held by CLI, (c) any Contract to which CLI is a party or by which its assets are bound, or (d) require any Approval, except for the filing of a Current Report on Form 8-K.

                  3.1.4. No agent, broker, finder or investment or commercial banker, or other Person engaged by or acting on behalf of CLI or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

                  3.1.5. There is no Order or Action pending or to the best knowledge of CLI, threatened against or affecting CLI or its officers or directors that has or if adversely determined might reasonably be expected to have a material adverse effect on the ability of CLI to perform (a) the Notes,
(b) this Agreement, or (c) any other material aspect of the transactions contemplated by this Agreement.

                  3.1.6. CLI has sufficient funds or binding financing commitments available to it to enable it to pay the Purchase Price and the payment due under Article VI in accordance with its Obligations under this Agreement. CLI's obtaining of any financing required in connection with the purchase of the Stock requires no Permits or Approvals.

                  3.1.7. CLI's representations and warranties contained in this Agreement and the 1934 Act Filings taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading. There has not been any change in circumstance or event materially adversely affecting CLI since the Reference Date.

         3.2. REPRESENTATIONS AND WARRANTIES OF BERGER. Berger represents and warrants to each Seller as follows:

                  3.2.1. This Agreement constitutes the Enforceable Obligation of Berger.

                  3.2.2. The execution and delivery of this Agreement by Berger will not violate the provisions of any Law or Order to which Berger is subject or any Contract to which Berger is a party or by which his assets are bound, or require any Approval.

                  3.2.3. No agent, broker, finder or investment or commercial banker, or other Person engaged by or acting on behalf of Berger or his Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions.

                  3.2.4. There is no Order or Action pending or to the best knowledge of Berger, threatened against or affecting Berger that has or if adversely determined might reasonably be expected to have a material adverse effect on Berger's ability to perform this Agreement.

                  3.2.5. Berger's representations and warranties contained in this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading. There has not been any change in circumstance or event materially adversely affecting Berger since the Reference Date.

         3.3. REPRESENTATIONS OF BUYERS. Buyers jointly and severally represent and warrant to each Seller as follows:

                  3.3.1. On the day prior to the date hereof, Buyers have delivered to Sellers a schedule summarizing all closing balance sheet adjustments which as of such date are known by Buyers to be made under Section
1.7 and the estimated amount or range of each such adjustment.

                  3.3.2. Buyers are and will be acquiring the Stock to be delivered pursuant to this Agreement for their own account for investment and not with a view to any sale or other disposition or distribution thereof requiring registration under the Securities Laws; and Buyers will Transfer any of the Stock in violation of any Law. Buyers understand that any resale of the Stock must be made in compliance with the registration requirements of the Securities Act of

1933, as amended, or pursuant to an exemption therefrom. Buyers understand and consent that the certificates representing the Stock shall be endorsed with a legend, substantially as follows:

                  "The shares represented by this Certificate (a) have been acquired for investment and have not been registered under the Securities Act of 1933, as amended; and (b) may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act."

and will cause Company to so legend the certificates.

                  3.3.3. Each Buyer has such knowledge and experience in financial and business matters that such Buyer is capable of evaluating the merits and risks of his or its investment in the Company's stock as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. Each Buyer has been furnished access to such information and documents as such Buyer has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the Company.


                                   ARTICLE IV
                                 INDEMNIFICATION
                                 ---------------

         4.1. BY SELLERS. From and after the Closing, each Seller shall jointly and severally indemnify the Company and each Buyer and their directors, officers, employees, shareholders, agents and Affiliates (the "Buyer Group"), without duplication, against, and hold each of them harmless from, any and all losses, liabilities, damages, fines, penalties, fees, assessments, costs and expenses (including reasonable attorneys' fees and expenses) (collectively, the "Damages") paid, suffered or incurred by any member of the Buyer Group as a result of or arising from the following:

                  (a) Any breach of any representation and warranty made jointly and severally in this Agreement by a member of the Selling Group or made individually by such Selling Group Member;

                  (b) Any of the Excluded Liabilities;

                  (c) Any breach of any covenant made by a member of the Selling Group in this Agreement; and

                  (d) Any item disclosed on Schedules 2.4 or 2.8 of the Disclosure Schedule.

No member of the Selling Group shall have any right to contribution from the Company, or any other right to recover from, to offset, or to share any Obligation with the Company with respect to any Liability arising under this
Section 4.1. Notwithstanding the foregoing, the Indemnifying Party shall be liable only for the amount of any Damages which is net of any insurance proceeds paid to the Indemnified Party with respect thereto or the accrual of any tax benefits readily determinable to be available to the Indemnifying Party; provided that the Indemnified Party may elect to notify the Indemnifying Parties of the estimated cost to be incurred in determining the amount of any Tax accrual, and the Indemnifying Parties may elect to pay such costs as a condition to obtaining the benefit of the reduction in Damages due to the Tax accrual or elect not to pay such costs and obtain any reduction in Damages due to the Tax accrual.

         4.2. BY BUYERS. From and after the Closing, each Buyer shall jointly and severally indemnify each Seller and his agents and Affiliates (the "Seller Group") against, and hold them harmless from, any and all Damages paid, suffered or incurred by any member of the Seller Group as a result of or arising from the following:

                  (a) Any breach of any representation and warranty made in this Agreement by such Buyer;

                  (b) Any of the Assumed Liabilities and any Obligation arising after the Closing, the existence or creation of which does not breach any representation or warranty of Sellers and which is an Obligation of a Seller solely by virtue of such Seller being a shareholder of the Company; or

                  (c) Any breach of any covenant made in this Agreement by such Buyer.

         4.3. LIMITATIONS. Sellers shall be obligated to indemnify any Indemnified Party with respect to Damages arising from the breach of a representation or warranty until Damages sustained by the Person seeking indemnification as a result of any breach of any representation or warranty by any party hereto exceeds $30,000 with respect to all claims, at which point the Person seeking such indemnification shall be entitled to recover all Damages, including the amounts initially excluded in excess of $10,000; provided, however, that such limitation shall not apply with respect to any of the Excluded Liabilities (except that the Company shall be responsible for the first $1,000 of any item which comes within subsection (d) of the definition of Excluded Liabilities) or Section 2.2. The cumulative maximum liability of a party under this Section 4 for Damages arising from the breach of representation or warranty shall not exceed $600,000 less the amount of the Overpayment or plus the amount of the Underpayment; and no Seller shall have any liability for an aggregate amount in excess of the Ratio for such Seller of $600,000 plus the amount of the Overpayment or less the amount of the Underpayment; provided that any Obligation which comes within subsection (g) of the definition of "Excluded Liabilities" shall be the joint and several Obligation of Sellers without regard to the Ratio for Sellers. No right of a Buyer for indemnification hereunder shall be affected by any examination made for or on behalf of Buyer (including any examination of the Company, Sellers or the Business) or Sellers, the knowledge of any Buyer, Sellers, the Company's officers, directors, shareholders, employees or agents, or the acceptance by Buyers or Sellers of any certificate or opinion.

         4.4. SURVIVAL. All representations and warranties of the parties contained in this Agreement or in the Disclosure Schedule or any agreement, certificate, document or instrument delivered in connection herewith shall survive the Closing for a period of 24 months after the Closing, except that (a) those representations and warranties contained in Section 2.4 shall survive the Closing until the expiration of the longest statute of limitations applicable to each such representation and warranty, and (b) those representations and warranties contained in Section 2.2 shall survive the Closing forever. The failure to institute a claim or cause of action within such period will constitute an absolute bar to the institution of any proceedings or actions based upon and will constitute a waiver of all the claims and causes of action not so asserted.

         4.5. PROCEDURES. If any third party shall notify any member of the Buyer Group or any member of the Seller Group, as the case may be (an "Indemnified Party"), with respect to any matter which may give rise to a claim for indemnification against Sellers or Buyers, as the case may be (the "Indemnifying Party"), under this Article IV, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any Liability or Obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged. If any Indemnifying Party notifies the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the reasonable fees and expenses of the separate co-counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, (ii) the defendants in, or targets of, any such action or proceeding include both an Indemnified Party and an Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action or proceeding on behalf of the Indemnified Party); or (iii) CLI shall authorize a Seller to employ separate counsel as the expense of CLI. and (c) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably); provided that no consent of an Indemnified Party shall be necessary for the settlement of a matter where such a release is obtained and such settlement does not require the Indemnified Party to take any action or refrain from taking any action. If an Indemnifying Party does not notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

         4.6. EXCLUSIVE REMEDY. The remedies contained in this Section 4 shall be the sole remedies for breach of, or other claims arising out of, representations and warranties contained in this Agreement other than as a consequence of fraud on the part of any Seller.

                                    ARTICLE V
               ADDITIONAL CONTINUING COVENANTS AND UNDERSTANDINGS
               --------------------------------------------------

         5.1.     PREPARATION OF TAX RETURNS; ALLOCATION OF TAXES.
                  ------------------------------------------------

                  (a) CLASS I INCOME TAX RETURNS.

                           (i) Sellers shall prepare or cause to be prepared for
the 1997 Fiscal Year, and for the Short Period, all Tax Returns reporting Class I Income Taxes and all Tax Returns reporting Miscellaneous Taxes for periods ending on or prior to the Closing Date. Sellers shall cause items included in such Tax Returns to be reported in a manner consistent with the reporting of the same or similar items for the 1996 Fiscal Year, except Sellers may cause the Company to report in a manner not consistent with prior reporting items for which (A) the Law requires the Company to report otherwise, or (B) Sellers obtains Buyers' advance written consent, which consent shall not be withheld unless Sellers' proposed reporting position shall have, or may reasonably be anticipated to have a material adverse effect on the Company for periods ending after the Closing Date. For Tax reporting purposes other than federal income Tax purposes, Sellers shall cause the Company to report Class I Income Taxes in a consolidated return or in a separate return in a manner consistent with the Company's reporting for the most recent Tax period for which Tax Returns were filed prior to the Closing Date.

                           (ii) Prior to filing any Tax Return with respect to
Class I Income Taxes or Miscellaneous Taxes (other than Tax Returns relating to payroll or withholding Taxes) for periods ending on or prior to the Closing Date, Sellers shall make available to Buyers and their representatives a draft of each such return (or portion thereof relating to the Company) for their review and comment at least 15 days prior to its respective due date (taking into account any extensions).

                           (iii) Sellers shall be solely responsible for and
shall pay when due all Class I Income Taxes. Sellers shall be solely responsible for and shall pay when due all Miscellaneous Taxes for all periods ending on or prior to the Closing Date. Sellers' responsibility for all such Class I Income Taxes and Miscellaneous Taxes shall include the payment of all such Taxes (including all interest, penalties and additions to Tax attributable thereto) the Liability for which is asserted and established after the Closing Date by reason of any audit, settlement or final determination of a court of competent jurisdiction.

                  (b) CLASS II INCOME TAX RETURNS; MISCELLANEOUS TAX RETURNS.

                           (i) In preparing the Closing Balance Sheet (and in
addition to the accrual of all Taxes for all periods ending on the Closing
Date), Buyers shall cause the Company to accrue an amount (the "Split-Period Accrual") representing the Company's Obligation as of the Closing Date for payment of all Class II Income Taxes and for the payment of all Miscellaneous Taxes for periods which include (but do not end on) the Closing Date in the same manner as if the Taxable periods with respect to such Taxes in fact ended on the Closing Date. The amount of the Split-Period Accrual shall be separately identified from the accrual for Taxes for periods ending on or prior to the Closing Date and the amount of the Split-Period Accrual shall either be set forth in a footnote to the Closing Balance Sheet or in a separate writing signed and delivered by Sellers and Buyers.

                           (ii) Buyers shall prepare, or shall cause the Company
to prepare, Tax Returns relating to Class II Income Taxes and Tax Returns relating to Miscellaneous Taxes for periods which include (but do not end on) the Closing Date. Buyers shall cause items included in such Tax Returns to be reported in a manner consistent with the reporting of the same or similar items for the last fiscal period for which such Tax Returns were filed prior to the Closing Date, except Buyers may cause the Company to report in a manner not consistent with prior reporting items for which (A) the Law requires the Company to report otherwise, or (B) Buyers obtain Sellers' advance written consent, which consent shall not be withheld unless the Company's proposed reporting position shall have, or may reasonably be anticipated to have, a material adverse effect on Sellers or the Company for periods ending on or prior to the Closing Date.

                           (iii) Prior to filing any Tax Return relating to
Class II Income Taxes or Miscellaneous Taxes for periods which include (but do not end on) the Closing Date, Buyers shall make available to Sellers and their representatives a draft of each such return (or portion thereof relating to the Company) for their review and comment at least 15 days prior to its respective due date (taking into account any extensions).

                           (iv) Subject to the provisions of this subparagraph
5.1(b)(iv), subparagraph 5.1(b)(v) and Section 5.1(c), Buyers shall pay, or shall cause the Company to pay, on a timely basis, all Class II Income Taxes due and all Miscellaneous Taxes due for periods which include (but do not end on) the Closing Date. Notwithstanding the foregoing, if Buyers or the Company are required to pay Class II Income Taxes or Miscellaneous Taxes for periods which include (but do not end on) the Closing Date attributable to the Pre-Closing Date Period in excess of the Split-Period Accrual, then Sellers shall pay to Buyers the amount of such excess (including interest, penalties and additions to Tax) over the Split-Period Accrual on or before the date on which any such payments are due (and regardless of whether the Obligation to pay such Taxes arises by reason of the filing of a Tax Return, an adjustment or assessment upon audit or a final determination by a court of competent jurisdiction). If Buyers or the Company file a Tax Return (or claim for refund) which reports Class II Income Taxes or Miscellaneous Taxes for periods which include (but do not end on) the Closing Date attributable to the Pre-Closing Date Period which are less than the Split-Period Accrual, then Buyers shall pay to Sellers on or before the date on which such Tax Return is due (or immediately upon receipt of any refund claim) the difference between the Split-Period Accrual and the amount of such Class II Income Taxes or Miscellaneous Taxes reported on such Tax Return or the amount of any refund claim (including interest thereon) attributable to the Pre-Closing Date Period.

                           (v) If after the adjustments provided for in Section
5.1(b)(iii) a final determination is made that the amount of Class II Income Taxes and/or Miscellaneous Taxes due for periods which include (but do not end on) the Closing Date is greater than the amount of such Taxes actually paid, Sellers shall promptly pay to or reimburse Buyers in the amount of any such increase in Class I Income Taxes and or Miscellaneous Taxes (including interest thereon, but not penalties or additions to Tax) attributable to the Pre-Closing Date Period.

                  (c) ALLOCATION BETWEEN PRE-CLOSING DATE PERIOD AND POST-CLOSING DATE PERIOD.

                           (i) For purposes of determining the responsibility
for Class II Income Taxes and for Miscellaneous Taxes for periods which include (but do not end on) the Closing Date, an allocation of such Taxes shall be made as between the period commencing with the beginning of a Taxable period and ending as of the close of business on the Closing Date (the "Pre-Closing Date Period") and the period commencing on the opening of business on the day following the Closing Date and ending at the end of such Taxable period (the "Post-Closing Date Period"). Such allocation shall be based upon the financial statements for the Short Period and the Closing Balance Sheet and other appropriate books and records relating to the Pre-Closing Date Period and the Post-Closing Date Period.

                           (ii) The allocation between the Pre-Closing Date
Period and Post-Closing Date Period shall be made in accordance with applicable Tax accounting principles consistent with past practice as if the Pre-Closing Date Period and the Post-Closing Date Period each constituted separate Taxable periods for all purposes (including for purposes of determining the application of any carryover of net operating losses, credits or other Tax attributes of the Company) and shall be made without regard to materiality.

                           (iii) If it is impossible or impractical by reason of
the nature of an item specifically to allocate such item between the Pre-Closing Date Period and the Post-Closing Date Period, then such item shall be prorated on the basis of the ratio of the number of days in each of such periods to the sum of the total number of days in such periods.

                           (iv) No items of income, gain, deduction or loss
which (A) are recognized by reason of the Company ceasing to be a member of a group filing a Consolidated Return, or (B) are attributable to Accounting Adjustments made, recognized or initiated in periods beginning prior to the Closing Date shall be included in the determination of income, loss or other items for the Post-Closing Date Period and all such items shall be allocated to the Pre-Closing Date Period.

                           (v) Any issue as to whether items are to be allocated
to the Pre-Closing Date Period or the Post-Closing Date Period which cannot be resolved by mutual agreement of the parties shall be submitted to the Accountant for resolution in accordance with the principles set forth in Section 5.1(c)(i) and (ii) above. The determination of the Accountant shall be binding on the parties.

                  (d) TAX ADMINISTRATION.

                           (i) Subject to the provisions of this subparagraph
and Section 5.1(d)(ii), Sellers shall (A) control and direct all negotiations and litigation with respect to Class I Income Taxes and Miscellaneous Taxes for all periods ending on or prior to the Closing Date, including all negotiations and litigation relating to the prosecution of any refund claim, (B) have the right to settle or litigate any Tax issues relating to Class I Income Taxes and such

Miscellaneous Taxes in such manner as Sellers shall determine, and (C) bear all expenses related to such negotiations and litigation; PROVIDED, HOWEVER, that Sellers shall give Buyers reasonable notice of, and keep Buyers reasonably informed about, issues that arise in any audit relating to the Company. Notwithstanding the foregoing sentence or any other provision of this Agreement, without compliance with the procedures set forth in Section 5.1(d)(ii), Sellers shall take no action (nor permit any action to be taken by any Affiliate of a Seller) with respect to audits, settlements or litigation relating to Class I Income Taxes and Miscellaneous Taxes for periods ending on or prior to the Closing Date which have, or may reasonably be anticipated to have, a material adverse effect on either Buyer or the Company.

                           (ii) The following shall apply to all Tax issues for
all periods ending on or prior to the Closing Date: (A) Sellers shall give Buyers at least 30 days advance notice prior to the settlement of any Tax issues if any such settlement will have, or may be reasonably anticipated to have, a material adverse effect on the Company, its Tax Liability or Tax reporting positions for any period ending after the Closing Date and shall in all events consult with Buyers in good faith with respect to any such settlement, (B) Sellers shall not and shall not permit any Affiliate of a Seller to, enter into settlements of the Company items without the advance written consent of Buyers if any such settlement has, or reasonably may be anticipated to have, a material adverse effect on the Company, its Tax Liability or its Tax reporting positions for any period ending after the Closing Date.

                           (iii) Buyers shall (A) control and direct all
negotiations and litigation with respect to Class II Income Taxes and Miscellaneous Taxes in each case for all periods ending after the Closing Date, including, without limitation, all negotiations and litigation relating to the prosecution of any refund claim; PROVIDED, HOWEVER, that any refund with respect to Class II Income Taxes or Miscellaneous Taxes for any period which includes, but does not end on, the Closing Date shall (except as provided in subparagraph 5.1(d)(iv) below) be allocated between Sellers and Buyers in the same manner as the Tax Liability to which the refund claim relates was allocated, (B) have the right to settle or litigate any Tax issues relating to such Class II Income Taxes and such Miscellaneous Taxes in such manner as Buyers shall determine and
(C) bear all expenses related to such negotiations and litigation (except that if Sellers give their written advance consent to any such negotiations or litigation Sellers shall bear a proportionate amount of such expenses directly attributable to the obtaining of any refund a portion of which is allocated to Sellers up to, but not exceeding, the amount of the refund to be allocated to Sellers).

                           (iv) If Sellers refuse to give their advance written
consent to any negotiations or litigation as described immediately above, Sellers shall not bear any amount of the expenses of negotiation or litigation except as provided below in this subparagraph 5.1(d)(iv). Buyers shall initially bear the costs and expenses of all negotiations or litigation with respect to which Sellers have not given Buyers their advance written consent to proceed and Buyers shall first retain that portion of any Tax refund or other payment resulting from such negotiation or litigation up to the amount of all of their costs and expenses incurred in obtaining the Tax refund or other payment. After Buyers have recouped their costs and expenses with respect to all negotiations or litigation leading to a Tax refund or other payment to which this subparagraph 5.1.(d)(iv) applies, (A) Buyers shall then retain as their sole and separate property that portion of any such Tax refund or other payment (including allocable interest) attributable to items allocated to the Post-Closing Date Period, (B) Buyers shall retain as their sole and separate property one-half of that portion of any such Tax refund or other payment (including allocable interest) attributable to the Pre-Closing Date Period, and (C) Buyers shall promptly pay over to Sellers upon receipt as Sellers' sole and separate property one-half of any such Tax refund or other payment (including allocable interest) attributable to the Pre-Closing Date Period.

                           (v) Sellers shall not make, cause to be made or
permit any Affiliate of a Seller to make, any election with respect to the Company relating to Taxes without the advance written consent of Buyers, which consent shall not be unreasonably withheld. Sellers shall not revoke, cause to be revoked, or permit any Affiliate of a Seller to revoke, any election with respect to the Company previously made and now in effect relating to Taxes without the advance written consent of Buyers if such revocation shall have, or may be reasonably anticipated to have, a material adverse effect on a Buyer or the Company in any period ending after the Closing Date, which consent shall not be unreasonably withheld. Buyers shall not be deemed for purposes of this Agreement to have unreasonably withheld their consent with respect to any election, or revocation of any election, if such election or revocation shall have, or may be reasonably anticipated to have, a material adverse effect on a Buyer or the Company in any period ending after the Closing Date.

                           (vi) Buyers shall not make, cause to be made or
permit any Affiliate of Buyer to make, any election with respect to the Company relating to Class I Income Taxes and Class II Income Taxes without the advance written consent of Buyers, which consent shall not be unreasonably withheld.

                           (vii) Sellers shall give Buyers and their
representatives the opportunity to attend all significant conferences with any representative of any Governmental Entity which relate to material Tax items of the Company for periods ending on or prior to the Closing Date. Buyers shall give Sellers and their representatives the opportunity to attend all significant conferences with any representative of any Governmental Entity which relate to any material Class II Income Taxes or Miscellaneous Taxes for periods which include (but do not end on) the Closing Date. In all events, and without limiting the scope of the term "significant conferences," a conference shall be deemed to be significant if it is reasonably anticipated that substantive settlement negotiations with respect to material Tax items between Sellers, or Buyers and/or the Company as the case may be, and representatives of the applicable Governmental Entity will occur.

                  (e) COOPERATION AND EXCHANGE OF INFORMATION.

                           (i) From and after the Closing Date, but in any event
within 30 days after each request of a party, Sellers shall provide Buyers, and the Company and Buyers shall provide Sellers, as the case may be, with such cooperation and shall deliver to the other party such information and data concerning the pre-Closing operations of the Company as Sellers may reasonably request, or as Buyers may reasonably request, in Order to enable each party (A) to complete and file all Tax Returns which it may be required to file under this Agreement with respect to the operations and business of the Company for all periods ending on or prior to the Closing Date, or including the Closing Date,
(B) to respond to audits by any Tax authorities,

(C) to file any refund claim or bring litigation with respect to any Tax issue,
(D) to determine the amount of any payments due under subparagraph 5.1(b)(iv), and (E) to otherwise enable Sellers and Buyers to satisfy internal accounting, Tax and other legitimate requirements relating to periods ending on or prior to the Closing Date, or including the Closing Date.

                           (ii) The cooperation and information contemplated by
the preceding paragraph shall include provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices, statements, forms, consents, schedules, attachments to returns and assignments (including assignments of refund claims in a form acceptable to assignee's counsel) or other communications received from or sent to any Tax authority which relate to the Company, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by a Tax authority and records concerning the ownership and Tax basis of property, which Sellers, Buyers or the Company may possess. Each party shall make available to the other party its employees and facilities on a mutually convenient basis to provide explanations of any documents or information provided hereunder, and to meet with or otherwise respond to the questions or information requests of any Tax authority auditing the Company.

                           (iii) For a period of six years after the Closing
Date, Buyers shall, and shall cause the Company to, retain all books and records (including computer files) of, or with respect to the activities of, the Company for all Taxable periods ending on or prior to the Closing Date. Thereafter, Buyers shall not dispose of any such books or records unless it first offers such books and records to Sellers by written notice and Sellers fail to accept such offer within 60 days of its being made.

                  (f) TERMINATION OF TAX SHARING AGREEMENTS. Any and all Tax sharing agreements (whether written or oral) between the Company and any Affiliate of a Seller shall be terminated immediately prior to the Closing and the Company shall have no further Liability of any nature to a Seller, or any Affiliate thereof, under any such agreement, and Sellers, or any Affiliate thereof, shall have no further Liability of any nature to the Company under any such agreement.

                  (g) RELATED PARTY TAX MATTERS; ACCOUNTING ADJUSTMENTS. Sellers shall be solely responsible for and shall pay when due all Taxes imposed on Buyers or the Company or for which a Buyer or the Company at any time is or may be liable (i) by reason of the several Liability provisions of Treas. Reg. ss. 1.1502-6, or by reason of any corresponding statute or regulation of any Governmental Entity, (ii) resulting from the recognition of income in periods ending after the Closing Date attributable to Accounting Adjustments or (iii) imposed on a Buyer or the Company by reason of any income recognized, credit recaptured or otherwise as a result of the Company on or prior to the Closing Date ceasing to be a member of an Affiliated Group.

                  (h) TAX REPORTING. The parties covenant and agree that for all Tax reporting purposes the transactions contemplated by this Agreement shall be reported in a manner consistent with the language, terms and conditions of this Agreement. If a party breaches the provisions of this Section 5.1(h) and the applicable Taxing authority recharacterizes this transaction in the manner reported by the breaching party, the breaching party shall be liable to the non-breaching party in an amount equal to the Taxes (plus interest, penalties and additions-to-Tax thereon) due from the non-breaching party in excess of the Taxes which the non-breaching party would have paid had the transaction been characterized in the manner set forth in the language, terms and conditions of this Agreement.

                  (i) CARRYBACK OF NET OPERATING LOSSES.

                           (i) The Company shall, as and to the extent permitted
by applicable Law, have the right at its option (and upon written request to Sellers) to carry back net operating losses ("Post-Closing NOL") incurred after the Closing Date to Taxable years ended on or prior to the Closing Date or which include the Closing Date for purposes of obtaining as promptly as possible refunds of Taxes paid in such years. All Tax Returns reporting Post-Closing NOL which is to be carried back to Taxable years ended on or prior to the Closing Date shall be prepared or reviewed, and signed, by the Auditor or a regionally recognized accounting firm. Upon receipt of a copy of such a Tax Return, Sellers shall cause to be prepared and filed with reasonable promptness refund claims based upon such Tax Returns. Buyers shall be entitled to all refunds of Taxes by reason of the carryback of Post-Closing NOL to prior periods; PROVIDED, HOWEVER, that Buyers shall reimburse Sellers for all reasonable expenses in preparing and filing any such refund claim. If there are negotiations or litigation with respect to the right to receive a refund by reason of the carryback of Post-Closing NOL, Buyers shall control and shall solely bear all costs and expenses of such negotiations or litigation. If any such refund is paid directly to a Seller, such Seller shall immediately upon receipt pay or cause to be paid to Buyers the amount of such refund.

                           (ii) If a Seller is required to repay or reimburse
the amount of any Tax refund previously received as a consequence of a final, non-appealable determination that the granting of all or any portion of any such refund paid to Buyers by reason of the carryback of Post-Closing NOL is improper, Buyers shall indemnify, defend and hold harmless, each Seller for the amount of all such refunds (including interest, penalties and additions to Tax) which such Seller may be required to repay or reimburse; PROVIDED, HOWEVER, that if the repayment or reimbursement of such refund is attributable to an adjustment of the amount of any income, gain, loss, deduction or credit in a period ending on or prior to the Closing Date, then Buyers shall not be required to indemnify a Seller for any penalties or additions to Tax attributable to any such Obligation.

         5.2. RELEASE OF SELLERS AS GUARANTORS OF VENDOR DEBT. Buyers and the Company will use reasonable efforts in good faith and continue to do so to secure the release of Sellers as guarantors under any Contracts between the Company and its suppliers. Buyers will cause the Company not to, and the Company will not, take any action which would increase the monthly monetary obligation of Sellers as guarantors under such Contracts and will jointly and severally indemnify Sellers from any Liability thereunder.

         5.3. EMPLOYEE NOTIFICATIONS. Each member of the Selling Group agrees that prior to Closing neither it nor any of its Affiliates shall take any action that would constitute a "plant closing" or a "mass layoff" under WARN, and Sellers shall inform Buyers, prior to the Closing, of all terminations of employment of the Company employees that have occurred within 60 days prior to Closing. Buyers agree that they will cause the Company, for a period of 60 days beginning on the day after the Closing, to refrain from taking any action that would constitute a "plant closing" or a "mass layoff" under WARN. Buyers further agree that they shall be responsible for providing a timely notification if required by WARN for any employee terminations or layoffs following the Closing. Each Seller shall, jointly and severally, defend, indemnify and hold the Company and each Buyer harmless from any and all liabilities and costs that Buyers or the Company may incur under WARN as a result of the termination of any employees of the Company or any Affiliate of a Seller, other than Retained Employees. Buyers shall defend, indemnify and hold each Seller harmless from any and all liabilities and costs that either may incur under WARN as a result of the termination of any Retained Employees after the Closing.

         5.4. FURTHER ASSURANCES. On or after the Closing, each of the parties hereto shall execute and deliver to the other parties hereto all such further assignments, endorsements and other documents as a party hereto may reasonably request in Order to consummate the transactions contemplated by this Agreement.

         5.5. CONFIDENTIALITY. The parties hereto acknowledge that this Agreement, the transactions contemplated hereby and the negotiations leading up to such agreements and transactions are confidential. Except as permitted by
Section 7.7, Sellers shall not and shall cause their Affiliates to not make any public statement or announcement concerning such agreements, transactions or negotiations without the consent of CLI. The previous sentence shall not prevent any Seller from discussing such agreements, transactions and negotiations with their attorneys, accountants, bankers and other confidential advisors, filing Tax Returns and other reports with governmental agencies or responding to subpoenas and discovery in civil litigation. The Sellers recognize and acknowledge that the Intellectual Property of the Company, whether purchased hereunder or otherwise, as the same may exist from time to time, is the valuable, special and unique business asset of the Company. Neither Seller may at any time disclose any such Intellectual Property to any Person, for any reason whatsoever, nor use any such Intellectual Property for his own benefit or the benefit of any Person other than the Company. At any time, upon request, each Seller will promptly return to Buyers all records relating to the Intellectual Property included in the Acquired Assets in whatever form they exist and by whomever prepared, which are then in his custody, possession or control.

         5.6. RELEASE OF SELLERS AS GUARANTORS OF INDEBTEDNESS. Buyers and the Company will use reasonable efforts in good faith and continue to do so to secure the release of Sellers as guarantors of any indebtedness of the Company outstanding on the Closing Date to the extent of the amount thereof set forth on the Closing Balance Sheet (the "Pre-Closing Debt"). The Buyers will cause the Company not to, and the Company will not incur any indebtedness after the Closing in respect of which any Seller would be a guarantor under the terms of subsisting Contracts. Each of CLI and the Company will jointly and severally indemnify Sellers from any Liability for Pre-Closing Debt, and the Company will not make payments of principal on indebtedness incurred to financial institutions after the Closing until all Pre-Closing Debt is paid in full. During any time that Pre-Closing Debt is outstanding, the Company will not, without the prior written consent of Sellers, incur any Obligation to, or Transfer any asset to Berger or an Affiliate or family member of Berger, except for payments to (a) Berger pursuant to his

Employment Agreement among Berger, CLI and the Company of even date herewith,
(b) Bob Binsky as compensation not to exceed $100,000 per annum, or (c) pay to a Buyer as compensation, or for products sold or services provided, any amounts unless such Lease, employment or dealing is upon fair and reasonable terms no less favorable to the Company than would be obtained in an arm's length transaction with a Person not an Affiliate of the Company. Buyers shall advise Sellers in writing of every such proposed payment in excess of $1,000 not less than five business days before any such payment is made or contracted to be made.

         5.7. PUT OF RECEIVABLES. Buyers will cause the Company to use reasonable efforts in good faith to collect all Receivables included in the Acquired Assets. Buyers will not take and will cause the Company not to take any action which would directly or indirectly have the effect of creating a waiver of, or defense or offset to, payment of any such Receivable; and any such Receivable affected by any such action may not be put back to Sellers as hereinafter provided. The Company shall credit payments received by the Company after the Closing from a customer who then has both such Receivables as well as one or more Receivables created after the Closing first in payment of those Receivables included in the Acquired Assets. At any time within 30 days after the close of the sixth full month following the Closing (provided that such date shall be extended with respect to any Receivable as to which a dispute as to payment then exists until 30 days past the date on which such dispute is settled), Buyers may require Sellers to purchase from the Company any one or more of such Receivables which then remains unpaid in whole or in part at a price equal to the then unpaid balance thereof (less the amount of the remaining bad debt reserve still on the books of the Company which relates to the Receivables included in the Acquired Assets). Buyers may exercise the option herein granted by giving written notice to Sellers of Buyers intent to exercise such option indicating in such notice (a) the aggregate dollar amount Buyers expect Sellers to pay, and (b) a list of the Receivables to be purchased and the then outstanding balance of each. On the 10th Business Day following receipt of such notice, a closing shall take place at the offices of the Company at 10:00 a.m. at which Sellers shall deliver the purchase price in original Notes or new Notes issued pursuant to Section 1.7(b) provided that, if the value of the Notes (consisting of principal plus accrued interest) shall be insufficient to pay the full purchase price, the balance of the purchase price shall be delivered in immediately available funds by wire transfer to a bank account designated by the Company in a notice delivered to Sellers at least three days before such closing against delivery by the Company of an assignment in form and substance reasonably satisfactory to Sellers of all of the rights, title and interest of such Receivables, which title shall be free of any Adverse Claims created (y) by or under the title of the Company subsequent to the Closing, or (z) in connection with any Obligations appearing on the Closing Balance Sheet to the extent of the amount appearing thereon. For so long as there are Receivables unpaid which Sellers could be required to repurchase, the Company shall keep the Representative advised of collection activities and permit the Representative to communicate with account debtors for the purpose of obtaining payment of Receivables.

         5.8. EXERCISE OF BLASK OPTION. In the event that Andrew Blask exercises his option to acquire up to 1,000 shares of common stock of the Company at an exercise price of $15.00 per share, Sellers shall promptly pay to Buyers 1/22 of the sum of $820,000 minus the Overpayment or plus the Underpayment times the number of shares acquired upon exercise of the option in the Ratio after receipt of notice from the Company of such exercise.

         5.9. CHANGE OF NAME OF AURO HOLDING, LTD. Promptly after the Closing, Sellers shall cause Auro Holding, Ltd. to change its name to name which does not contain "Auro" or any derivation thereof, and Buyers shall cause the Company to reimburse Sellers for any reasonable costs incurred in connection therewith up to $500.


                                   ARTICLE VI
                        SELLERS' AGREEMENT NOT TO COMPETE
                        ---------------------------------

         6.1. SELLER'S GENERAL RESTRICTIONS. During the period commencing on the date of this Agreement and ending on the date that is one year thereafter, no Seller shall, directly or indirectly, without the prior written consent of CLI, solicit business from any Person who is a customer of the Company at the time of contact, or was, within one year prior to such contact, a customer of the Company.

         6.2. GENERAL RESTRICTION ON JOHN AND JAMES MIAO. During the period commencing on the date of this Agreement and ending on the date that is two years thereafter, neither John nor James Maio shall, directly or indirectly, without the prior written consent of Buyers:

                  (a) engage or participate in any Restricted Activity within the Restricted Area;

                  (b) serve as, act as, or be an agent, consultant, representative or owner (other than as an owner owning not more than 1% of the voting securities of any corporation having more than 500 stockholders) with or of, or receive any payment in the way of remuneration from, any Person, or any Affiliate thereof, which engages or becomes engaged, within the Restricted Area, in any Restricted Activity;

                  (c) discourage or otherwise attempt to prevent any Person from doing business with the Company or CLI; or

                  (d) disparage, by any means and to any Person, any Buyer, the Company or the Business.

         6.3. SELLERS' RESTRICTIONS ON HIRING. During the period commencing on the date of this Agreement and ending on the date that is one year thereafter, no Seller shall, directly or indirectly, without the prior written consent of Buyers, hire or endeavor to recruit or hire, as an employee, consultant, agent or representative, any Retained Employee.

         6.4. INJUNCTIVE RELIEF. Each Seller specifically acknowledges and agrees that the remedy at Law for any breach of the provisions of this Article VI will be inadequate and that Buyers, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of providing actual damage or posting any bond.

         6.5. CONSIDERATION. Each of the Sellers acknowledges that the covenants and agreements in this Article VI are a condition precedent to the obligations of Buyers to acquire the Stock under this Agreement, and that the Buyers would not acquire the Stock but for each such Seller's agreements with the Buyers in this Article VI. Each of the Sellers and the Buyers acknowledges that from and after the Closing Date the Company will sell products to customers located in markets throughout the Restricted Territory and that engagement by any one or more of the Sellers in activities which would violate this Article VI could cause the Company irreparable damage. As additional consideration for the covenants of John and James Maio set forth in this Article VI, the Company agrees to pay to each of John and James Maio $100,000 over two years in equal monthly installments plus as to any delinquent installment a penalty of 5% of such amount, if not paid within 3 days after notice, commencing on the first day of the first full month following the Closing. CLI guarantees the punctual payment of such amounts.

         6.6. ACKNOWLEDGMENTS. The parties acknowledge that the covenants of the Sellers, the Company and CLI set forth in this Article VI and the consideration therefor were negotiated separately from the other terms of this Agreement and are of great importance to the parties hereto.


                                   ARTICLE VII
                                     GENERAL
                                     -------

         7.1. AMENDMENTS; WAIVERS. This Agreement and any Schedule, Annex or Exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

         7.2. SCHEDULES; EXHIBITS; INTEGRATION. Each Schedule, Annex and Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although Schedules need not be attached to each copy of this Agreement. This Agreement, together with such Schedules, Annexes and Exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

         7.3. GOVERNING LAW. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the Laws of the State of Ohio applicable to Contracts made and performed in such State and without regard to conflicts of Law doctrines except to the extent that certain matters are preempted by federal Law.

         7.4. NO ASSIGNMENT. Neither this Agreement nor any rights or Obligations under it are assignable.

         7.5. HEADINGS. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

         7.6. COUNTERPARTS. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other parties.

         7.7. PUBLICITY AND REPORTS. Sellers and Buyers shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without consulting with the other parties except to the extent that independent legal counsel to Sellers or Buyers, as the case may be, shall deliver a written opinion to the other party that a particular Action is required by applicable Law.

         7.8. PARTIES IN INTEREST. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the Obligation of any third Person to any party to this Agreement.

         7.9. NOTICES. Any notice or other communication hereunder must be given in writing and (a) delivered in Person, (b) transmitted by telex, facsimile or telecommunications mechanism provided that any notice so given is also mailed as provided in clause (c), or (c) mailed postage prepaid, return receipt requested, as follows:

                  IF TO BUYERS, ADDRESSED TO:

                  Cable Link, Inc.
                  280 Cozzins Street
                  Columbus, Ohio  43215
                  Attn: Chairman of the Board
                  Fax:  (614) 222-0588

                  AND

                  Brian Berger
                  c/o Auro Computer Systems
                  469 Westdale Avenue
                  Westerville, Ohio 43082
                  Fax:  (614) 523-1753

                  WITH A COPY TO:

                  Kenneth J. Warren, Esq.
                  5920 Cromdale Drive, Suite 1
                  Dublin, Ohio  43017
                  Fax:  (614) 766-1974

                  AND

                  Jeffrey E. Fromson, Esq.
                  Feinstein, Mulligan, Fromson & Swick
                  3478 North High Street
                  Columbus, Ohio  43214-4000
                  Fax:  (614) 267-6824

                  IF TO ANY SELLER, ADDRESSED TO:

                  James Miao
                  1407 Goldsmith Drive
                  Westerville, Ohio  43081
                  E-Mail:  jamesmiao@yahoo.com

                  WITH A COPY TO:

                  Bricker & Eckler LLP
                  100 South Third Street
                  Columbus, Ohio  43215-4291
                  Attn:  Michael F. Sullivan, Esq.
                  Fax:   (614) 227-2390

or to such other address or to such other Person as any party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Section 7.9 and an appropriate answer back is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when actually delivered at such address.

         7.10. EXPENSES. The Selling Group and Buyers shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of their respective accountants and counsel.

         7.11. WAIVER. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

         7.12. [INTENTIONALLY OMITTED]

         7.13. REPRESENTATION BY COUNSEL; INTERPRETATION. The Selling Group and Buyers each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

         7.14. SEVERABILITY. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable.

         7.15. SATURDAYS, SUNDAYS AND HOLIDAYS. Where this Agreement authorizes or requires a payment or performance on a day which is not a Business Day, such payment or performance shall be deemed to be timely if made on the next succeeding Business Day.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the day and year first above written.

                                   CABLE LINK, INC.


                                   By:
                                      ------------------------------------------
                                      Bob Binsky, Chairman of the Board


                                   PC & PARTS, INC.


                                   By:
                                      ------------------------------------------
                                   Name: John Miao
                                   Its: President


                                   ---------------------------------------------
                                   BRIAN BERGER


                                   ---------------------------------------------
                                   JAMES MIAO

                                   ---------------------------------------------
                                   JOHN MIAO


                                   Richard Chu, Cheng Chen Hsiu,
                                   Peter D. Lee, Wendy Lee,
                                   Joseph M. Breneman,
                                   Gregory M. Layer and Steve Selby



                                   By
                                      ------------------------------------------
                                      Attorney in fact